Exhibit H

                            THE EXPORT-IMPORT BANK OF KOREA ACT

Enacted by Act No. 2122 (Jul. 28, 1969)

Amended by Act No. 2736 (Dec. 26, 1974)

Act No. 3022 (Dec. 19, 1977)

Act No. 3879 (Dec. 31, 1986)

Act No. 5454 (Dec. 13, 1986)

Act No. 5505 (Jan. 13, 1998)

Act No. 5560 (Sep. 16, 1998)

Act No. 5982 (May. 24, 1999)

Act No. 6680 (Mar. 30, 2002)

Act No. 6736 (Dec. 5, 2002)

Article 1 (Purpose)

The purpose of this Act is to establish the Export-Import Bank of Korea (hereinafter referred to as the “Export-Import Bank”) and to promote the sound development of the national economy and economic cooperation with foreign countries by providing financial assistance required for export, import, overseas investment and the exploitation of overseas natural resources.

Article 2 (Character, etc.)

(1) The Export-Import Bank shall be a juristic person.

(2) The Export-Import Bank shall be operated pursuant to the provisions of this Act, the enforcement decree issued under this Act (hereinafter referred to as the “Presidential Decree”) and the Articles of Incorporation of the Export-Import Bank (hereinafter referred to as the “Articles of Incorporation”).

(3) The provisions of the Bank of Korea Act and the Banking Act shall not be applied to the Export-Import Bank.

Article 3 (Head Office, Branches, Sub-Branches and Agencies)

(1) The Export-Import Bank shall have its head office in Seoul.

(2) The Export-Import Bank may, in accordance with the provisions of the Articles of Incorporation, establish branches, sub-branches or agencies in such places as are deemed necessary for its operations.

Article 4 (Capital)

The capital of the Export-Import Bank shall be Four Trillion Won((Won)4,000,000,000,000) and shall be contributed by the Government of the Republic of Korea (hereinafter referred to as the “Government”), the Bank of Korea, the Korea Development Bank, the financial institutions defined in subparagraph 2 paragraph (1) of Article 2 of the Banking Act, exporters’ associations and international financial organization. The time and method of the Government’s capital contribution shall be prescribed in the Presidential Decree.

Article 5 (Articles of Incorporation)

(1) The Export-Import Bank shall provide for the following matters in its Articles of Incorporation:

1. Its purpose;

2. Its name;

3. Location of its head office;

4. Matters concerning its capital;

5. Matters concerning its executive officers and employees;

6. Matters concerning its Operations Committee;

6-2. Matters concerning the operation of its Board of Directors;

7. Matters concerning its business and the execution thereof;

8. Matters concerning its accounting;

9. Method of public notice;

10. Matters concerning issuance of bonds; and

11. Other matters to be provided for in the Presidential Decree.

(2) Any revision of the Articles of Incorporation shall be made with the approval of the Minister of Finance and Economy after a resolution of the Operations Committee of the Export-Import Bank.

Article 6 (Registration)

(1) The Export-Import Bank shall make registration in accordance with the provisions of the Presidential Decree.

(2) The Export-Import Bank shall come into existence upon completion of the registration of incorporation at the place of its head office.

(3) Matters to be registered pursuant to paragraph (1) shall not be asserted against third parties prior to registration thereof.

Article 7 (Prohibition of Use of Similar Name)

No person other than the Export-Import Bank established under this Act may use the name of the Export-Import Bank of Korea or any other name similar thereto.

Article 8. (Executive Officers)

The Export-Import Bank shall have as its executive officers one Chairman and President (hereinafter referred to as the “President”), one Deputy President, five or fewer Executive Directors and one Auditor.

Article 9 (Duties and Authority of Executive Officers)

(1) The President shall represent the Export-Import Bank and preside over the operations of the Export-Import Bank.

(2) The Deputy President shall assist the President and, when the President is unable to perform his or her duties for any reason, shall act in his or her stead.

(3) The Executive Directors shall, in accordance with the provisions of the Articles of Incorporation, assist the President and the Deputy President and take partial charge of the operations of the Export-Import Bank.

(4) If both the President and the Deputy President are unable to perform their duties for any reason, one of the Executive Directors, in the order determined in advance by the President, shall act in their stead.

(5) The Auditor shall inspect and audit the operations and accounting of the Export-Import Bank.

Article 9-2 (Board of Directors)

(1) The Export-Import Bank shall have the Board of Directors.

(2) The Board of Directors shall consist of the President, the Deputy President and Executive Directors, and shall make resolutions on important matters pertaining to the operation of the Export-Import Bank.

(3) Meetings of the Board of Directors shall be called and chaired by the President.

(4) Meetings of the Board of Directors shall have a quorum when a majority of its members are present, and resolutions of such meeting shall be adopted by the affirmative vote of two-thirds or more of the members present.

(5) The Auditor may attend the meetings of the Board of Directors and express his or her opinion at such meetings.

Article 10 (Operations Committee)

(1) The Export-Import Bank shall have the Operations Committee (hereinafter referred to as the “Committee”).

(2) The Committee shall, within the scope prescribed in this Act and the Articles of Incorporation, establish the basic policies pertaining to the operation and management of the Export-Import Bank.

(3) The Committee may make the rules and regulations necessary for the performance of its functions set forth in paragraph (2).

(4) Matters necessary for the composition and operation of the Committee shall be provided for in the Presidential Decree.

Article 10-2 through Article 10-5

Deleted. <by Act No. 3879, December 31, 1986>

Article 10-6. (Exception to Powers of Committee)

(1) When immediate measures are required under the situation of war, armed conflict or other similar national emergencies, the President of the Export-Import Bank, if unable to call a meeting of the Committee, may, with the approval of the Minister of Finance and Economy, take any necessary measures within the authority of the Committee.

(2) When the President of the Export-Import Bank takes such measures as provided for in paragraph (1), he or she shall call a meeting of the Committee without delay and shall report such measures to the Committee.

(3) The Committee may then affirm, modify or suspend such measures as taken in accordance with paragraph (1).

Article 11 (Appointment and Dismissal of Executive Officers)

(1) The President shall be appointed and dismissed by the President of the Republic of Korea upon the recommendation of the Minister of Finance and Economy.

(2) The Deputy President and the Executive Directors shall be appointed and dismissed by the Minister of Finance and Economy upon the recommendation of the President.

(3) The Auditor shall be appointed and dismissed by the Minister of Finance and Economy.

Article 12 (Term of Office of Executive Officers)

(1) The term of office of the executive officers shall be three (3) years, provided that they may be reappointed.

(2) In the event the office of any executive officer becomes vacant, a new executive officer shall be appointed to fill the vacancy, and his or her term of office shall be such period as provided for in paragraph (1).

Article 13 (Restriction on Engagement in Additional Occupation)

The executive officers shall not engage in any other occupation without the permission of the Minister of Finance and Economy.

Article 14 (Limitation on Power of Representation of Executive Officers)

(1) With regard to the matters in which the interests of the President, the Deputy President or the Executive Directors conflict with those of the Export-Import Bank, the President, the Deputy President or the Executive Directors concerned shall not represent the Export-Import Bank.

(2) In the event of paragraph (1), if there is no Executive Director to represent the Export-Import Bank, the Auditor shall represent the Export-Import Bank.

Article 15 (Appointment of Agent)

In accordance with the provisions of the Articles of Incorporation, the President may appoint, from among the executive officers or employees of the Export-Import Bank, agents who shall have full power to perform all judicial or extrajudicial act with respect to the operations of the Export-Import Bank.

Article 16 (Appointment and Dismissal of Employees)

The employees of the Export-Import Bank shall be appointed and dismissed by the President of the Export-Import Bank.

Article 17 (Status of Executive Officers)

In the application of penal provisions of the Penal Code or other laws, the executive officers of the Export-Import Bank shall be regarded as public officials.

Article 18 (Operations)

(1) In order to achieve the purposes described in Article 1, the Export-Import Bank may engage in the operations prescribed in the following subparagraphs:

1. Lending to Korean nationals (which term shall, in this Act, include juristic persons incorporated under the laws of the Republic of Korea) of funds required for the promotion of the export of goods, or discounting to other financial institutions of drafts or notes issued in connection with such funds;

2. For the purpose of promoting the transfer of technology (which term shall, in this Act, include construction works conducted abroad) to foreign countries, lending to Korean nationals of funds required for such transfer or discounting to other financial institutions of drafts or notes issued in connection with such funds;

3. For the purpose of promoting the import of goods or the introduction of technology from the Republic of Korea, lending to foreign governments (which term shall, in this Act, include agencies of foreign governments and foreign local public authorities) or foreigners (which term shall, in this Act, include juristic persons incorporated under the laws of foreign countries) of funds required for such import or introduction;

4. Lending to Korean nationals of funds required for the import, or the advance payment of import prices necessary to facilitate the import, of the major resources (hereinafter referred to as the “major resources”) and goods which are important to the national economy, or discounting to other financial institutions of drafts or notes issued in connection with such funds;

5. Lending to Korean nationals of funds required for the installation, expansion or operation of equipment (which term shall, in this Act, include ships and vehicles) for businesses carried on in foreign countries by such Korean nationals;

6. Lending to Korean nationals of funds for overseas investments prescribed by the Presidential Decree or funds required for leasing equipment to foreign governments or foreigners;

7. Lending to foreign governments or foreigners of funds required for such foreign governments or foreigners to make capital contribution or lending to foreign corporations to which Korean nationals make capital contributions (including acquisition of stocks);

7-2. Lending to foreign corporations, to which Korean nationals make capital contributions, of long-term funds required for the businesses carried on by such foreign corporations in foreign countries;

8. Where it is found markedly difficult for those who have imported goods or introduced technology from the Republic of Korea, given the balance of payments of the countries wherein they reside, to perform the obligations incurred in connection with such transactions, lending to the foreign government or the foreign financial institutions concerned of the funds required for the smooth performance of such obligations; and

9. Where Korean nationals, eligible to borrow the funds prescribed in subparagraphs 1, 2, 4, 5 and 6 above, borrow such funds from other financial institutions, guaranteeing of the obligations incurred in connection with such borrowing.

10. Carrying out foreign exchange business

11. Carrying out operations entrusted by the Government

(2) For the purpose of facilitating the exploitation of major resources in foreign countries and of contributing to economic cooperation with foreign countries, the Export-Import Bank shall, with the approval of the Committee, perform the following operations:

1. Lending to Korean nationals of the funds required for such preparation, investigation or acquisition of mining rights or other rights as necessary to undertake the projects for overseas exploitation of major resources and of other funds to support overseas investments; and

2. Lending to Korean nationals, foreign governments or foreigners of the funds required for the projects which are considered conducive to the industrial development of particular overseas regions and also considered important for the promotion of an increase in economic exchanges between the Republic of Korea and such regions, or acquiring bonds issued by such foreign governments or foreigners for the purpose of raising long-term funds necessary for such projects.

(3) The Export-Import Bank may, with the approval of the Minister of Finance and Economy, perform any other operations incidental to those provided for in paragraphs (1) and (2) above.

Article 19 (Borrowing of Funds)

For the purpose of raising the funds required for carrying on its business, the Export-Import Bank may borrow funds from the Government, the Bank of Korea, foreign governments, international financial organizations or domestic or foreign financial institutions.

Article 20 (Export-Import Financing Bonds)

(1) The Export-Import Bank may issue export-import financing bonds in accordance with the provisions of the Presidential Decree.

(2) The Government may guarantee the repayment of the principal of, and interest on, the export-import financing bonds.

Article 20-2 (Capital Contribution to Corporations etc.)

Where it is necessary to support research, study etc. related to the operations provided for in Article 18 or to assist the fund raising operation provided for in Articles 19 and 20, the Export-Import Bank may, with the approval of the Minister of Finance and Economy, make capital contributions (including acquisition of stocks) or loans to Korean corporations or foreign corporations (including foreign corporations to which Korean nationals make capital contributions).

Article 21 (Application for Approval of Operation Program)

(1) The Export-Import Bank shall prepare its operation program for each fiscal year and submit it to the Minister of Finance and Economy not later than one month before the beginning of each fiscal year and shall obtain its approval for such program.

(2) In the operation program referred to in paragraph (1), the plan for supplying the funds provided in paragraphs (1) and (2) of Article 18 and the plan for raising the funds provided in Articles 4, 19 and 20 shall be set forth separately.

(3) Quarterly operation programs shall be attached to the annual operation program referred to in paragraph (1).

Article 22 (Approval of Operation Program)

Deleted. <by Act No. 5560, September 16, 1998>

Article 23 (Limit of Amount of Borrowings etc.)

The aggregate outstanding amount of borrowings and bonds which are made or issued pursuant to Articles 19 and 20 shall not exceed thirty (30) times the aggregate amount of paid-in capital and reserves of the Export-Import Bank.

Article 24 (Prohibition of Competition with Other Financial Institutions)

The Export-Import Bank shall not compete with other financial institutions in performing the operations provided for in Article 18.

Article 25 (Limitations on Operations)

(1) The Export-Import Bank may lend funds, discount drafts or notes, or guarantee obligations under paragraph (1) of Article 18 after a reliable and thorough examination concerning the relevant repayment of loans, payment of drafts or notes, or discharge of obligations.

(2) The Export-Import Bank may lend funds, discount drafts or notes, or guarantee obligations under paragraph (1) of Article 18 only when the term of repayment, payment or discharge is six (6) months or more but twenty-five (25) years or less. For those cases as prescribed in the Presidential Decree, however, such term may be less than six (6) months.

(3) The term of lending of funds pursuant to paragraph (2) of Article 18 shall not be more than twenty (20) years.

(4) The limit of lending of funds pursuant to paragraph (2) of Article 18 shall be the aggregate amount of the total funds contributed by or borrowed from the Government plus the total reserves and surplus of the Export-Import Bank.

Article 26 (Interest Rate, Discount Rate and Fee Rate of Guarantee)

Except where inevitable for maintaining the international competitiveness to facilitate the export, or for promoting the overseas investment or overseas exploitation of natural resources, the interest rates, discount rates and fee rates applicable to loans, discounts and guarantees extended under paragraphs (1) and (2) of Article 18 shall be so set as to cover the operating expenses, commissions for undertaking of delegated operations, interest on borrowed funds, and depreciation of assets which the Export-Import Bank incurs.

Article 27 (Limitation on Ownership of Property)

The Export-Import Bank shall not own movable or immovable properties unless they have been acquired for use in its business, taken over for the satisfaction of obligations, or otherwise deemed necessary for carrying on its business.

Article 28 (Delegation of Operation)

The Export-Import Bank may delegate a portion of its operations to other financial institutions.

Article 29 (Operating Manual)

The Export-Import Bank shall prepare an operating manual setting forth the methods and procedures of lending funds, discounting drafts or notes, and guaranteeing obligations under paragraphs (1) and (2) of Article 18, and shall obtain the approval of the Minister of Finance and Economy thereof after a resolution of the Committee. The same shall also be applied to any amendments to the operating manual.

Article 30 (Relation with Other Acts and Decrees)

Deleted. <by Act No. 6680, March 30, 2002>

Article 31 (Fiscal Year)

The fiscal year of the Export-Import Bank shall conform to the fiscal year of the Government.

Article 32 (Budget)

The Export-Import Bank shall prepare the budget of revenues and expenditures for each fiscal year, and submit it to the Minister of Finance and Economy for its approval not later than one (1) month before the beginning of each fiscal year.

Article 33 (Revised Supplementary Budget)

When it is necessary to revise the budget due to causes arising after the budget is adopted, the Export-Import Bank may prepare a revised supplementary budget which shall be approved by the Minister of Finance and Economy.

Article 34 (Contingency Fund)

(1) The Export-Import Bank may include a contingency fund in its budget to cover unforeseeable expenditures not included in the budget or to be made in excess of the budget.

(2) When the Export-Import Bank intends to use the contingency fund referred to in paragraph (1), it shall obtain the approval of the Minister of Finance and Economy.

Article 35 (Settlement of Accounts)

Within two months after the closing of each fiscal year, the Export-Import Bank shall prepare a report on the settlement of accounts and submit it to the Minister of Finance and Economy, appending thereto such documents as prescribed in the Presidential Decree.

Article 36 (Disposal of Profit)

The Export-Import Bank shall dispose of its net profits for each fiscal year in the following order, after appropriating them for depreciation of assets:

1. To reserve twenty percent of such net profit until the aggregate amount of reserves reaches its paid-in capital;

2. To distribute preferentially to capital contributors other than the Government with the approval of the Minister of Finance and Economy in accordance with the provisions of the Presidential Decree; and

3. To use the net profits remaining after subtracting the reserves provided for in subparagraph 1 and the dividend provided for in subparagraph 2 with the approval of the Minister of Finance and Economy after a resolution of the Committee.

Article 37 (Making up for Loss)

Any net loss incurred by the Export-Import Bank during any fiscal year shall be covered by its reserves. If the reserves are insufficient to cover the net loss, the Government shall provide funds to cover such net loss.

Article 38 (Use of Surplus Funds)

The Export-Import Bank may use its surplus funds to the extent that such use shall not impede its carrying out of the operations prescribed in Article 18, provided that the Minister of Finance and Economy, if necessary, may restrict the method of such use.

Article 39 (Supervision)

(1) The Minister of Finance and Economy shall supervise the operations of the Export-Import Bank in accordance with the provisions of this Act, and may issue directives necessary for such supervision.

(2) Notwithstanding paragraph (1), the Financial Supervisory Commission shall exercise supervision to ensure the soundness of management in accordance with the provisions of the Presidential Decree, and may issue directives necessary for such supervision.

Article 40 (Grounds for Dismissal of Executive Officers)

(1) In the event that the President is involved in any of the events prescribed in the following subparagraphs, the President of the Republic of Korea may dismiss him or her at the request of the Minister of Finance and Economy:

1. When he or she violates this Act, the Presidential Decree issued under this Act or the Articles of Incorporation ; or

2. When he or she is convicted in a criminal case; or

3. When he or she is declared bankrupt; or

4. When his or her mental or physical disorder makes it extremely difficult to perform his or her duties.

(2) In the event that the Deputy President, any of the Executive Directors or the Auditor is involved in any of the events prescribed in the respective subparagraphs of paragraph (1), the Minister of Finance and Economy may dismiss the executive officer concerned.

Article 41 (Reporting and Inspection)

(1) The Minister of Finance and Economy or the Financial Supervisory Commission may, if necessary for the execution of its supervisory responsibilities under Article 39, order the Export-Import Bank to submit reports, or have public officials of the Ministry of Finance and Economy or employees of the Financial Supervisory Service inspect the status of operation, accounting books, documents or other necessary matters of the Export-Import Bank.

(2) The Minister of Finance and Economy may delegate such inspection prescribed in paragraph (1) to the Chairman of Financial Supervisory Commission.

(3) The Chairman of Financial Supervisory Commission shall report the results of the inspection conducted under paragraph (2) to the Minister of Finance and Economy.

Article 42 (Penal Provisions)

A person who violates the provisions of Article 7 shall be punished by a fine not exceeding Five Million Won.

Article 43 (Enforcement Decree)

Matters necessary for the enforcement of this Act shall be prescribed in the Presidential Decree.

ADDENDA

Article 1 (Enforcement Date)

This Act shall enter into force on the date of its promulgation.

Article 2 (Organizing Members etc.)

(1) The Minister of Finance shall appoint the organizing members to deal with matters pertaining to the establishment of the Export-Import Bank.

(2) The Articles of Incorporation shall be prepared by the organizing members and approved by the Minister of Finance.

(3) Upon the completion of the first contribution of capital by the Government, the organizing members shall effect the registration prescribed in Article 6.

(4) Upon the completion of the registration referred to in the preceding paragraph, the organizing members shall turn over operational matters to the President.

Article 3 (Delegation of Operations before Establishment of Export- Import Bank)

(1) Before the establishment of the Export-Import Bank, the Korea Exchange Bank shall undertake the operations of the Export-Import Bank prescribed in this Act in accordance with the provisions of the Presidential Decree. In this case, the provisions of Article 23 shall not be applicable.

(2) The Export-Import Bank, when established, shall take over the operations delegated to the Korea Exchange Bank pursuant to paragraph (1) and all the rights and duties incurred from such operations.

(3) The fund received from the Government by the Korea Exchange Bank for the delegated operations pursuant to paragraph (1) shall be treated as the Government’s capital contribution to the Export-Import Bank as of its establishment, provided that the funds borrowed from the National Investment Fund shall not be treated as such capital contributions.

ADDENDA <Dec. 26, 1974>

Article 1 (Enforcement Date)

This Act shall enter into force on the date of its promulgation.

Article 2. (Provisional Operations Committee)

(1) While the Korea Exchange Bank undertakes the delegated operations of the Export-Import Bank, a Provisional Operations Committee shall be maintained within the Korea Exchange Bank.

(2) The Provisional Operations Committee shall establish basic policies pertaining to the operations of the Export-Import Bank which have been delegated to the Korea Exchange Bank.

(3) The provisions of this Act regarding the Committee of the Export-Import Bank shall apply mutatis mutandis to the Provisional Operations Committee. In this case, the President of the Korea Exchange Bank shall be regarded as the President of the Export-Import Bank referred to in Articles 10-2 (1) 5, 10-3 (1) and 10-6 (1) and (2).

ADDENDUM <Dec. 19, 1977>

This Act shall enter into force on the date of its promulgation.

ADDENDUM <Dec. 31, 1986>

This Act shall enter into force from thirty days following the date of its promulgation.

ADDENDUM <Dec. 13, 1997>

This Act shall enter into force on January 1, 1998.

ADDENDA <Jan. 13, 1998>

(1) (Enforcement Date)

This Act shall enter into force on April 1, 1998, provided that the provisions of Article 4 relating to the increase of capital and the revised provisions of Article 23 shall enter into force from the date of its promulgation.

(2) Omitted.

(3) (Transitional Provisions on Term of Office of Auditor)

Notwithstanding the revised provision of Article 12, the term of office of the Auditor being in office at the time of enforcement of this Act shall be two(2) years.

(4) Omitted.

(5) Omitted.

ADDENDUM <Sep. 16, 1998>

This Act shall enter into force on the date of its promulgation

ADDENDUM <May. 24, 1999>

This Act shall enter into force on the date of its promulgation.

ADDENDUM <Mar. 30, 2002>

This Act shall enter into force on the date of its promulgation.